Exhibit 18

March 8, 2021

The Davey Tree Expert Company
1500 North Mantua Street
Kent, OH 44240

Dear Board of Directors:

We have audited the consolidated financial statements of The Davey Tree Expert Company (the “Company”) as of December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated March 8, 2021, which expresses an unqualified opinion and includes an explanatory paragraph concerning the change in the Company’s method of accounting for its workers’ compensation accruals from measuring those liabilities at a discounted amount to measuring them at an undiscounted amount. Note B to such consolidated financial statements contains a description of your adoption during the year ended December 31, 2020 of the change in accounting for workers’ compensation accruals from measuring those liabilities at a discounted amount to measuring them at an undiscounted amount. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ Deloitte & Touche LLP